Exhibit 99.1

Treace Medical Concepts Reports First Quarter 2022 Financial Results

PONTE VEDRA, Fla. – May 5, 2022—Treace Medical Concepts, Inc. (“Treace” or the “Company”) (NasdaqGS: TMCI), a medical technology company driving a fundamental shift in the surgical treatment of hallux valgus (commonly known as bunions), today reported financial results for the first quarter ended March 31, 2022.

Recent Highlights:

•
Revenue of $29.0 million in the first quarter 2022, a 55% increase over the same period last year.
•
Gross margin of 81.0% in the first quarter 2022.
•
First quarter revenue contribution from our direct sales channel was 63% of sales, an increase from 44% of sales in the first quarter 2021.
•
New five-year $150 million loan arrangement, including up to a $120 million term loan and a $30 million revolving credit facility.
•
Announced peer-reviewed publication of interim data from the ALIGN3D™ clinical study in the Journal of Foot & Ankle Surgery. The data demonstrated continued positive radiographic and Patient-Reported Outcome (PRO) scores at 12- and 24- months following the Lapiplasty® procedure.
•
Granted 2 additional US patents in the first quarter on instrumented bunion correction techniques. Patent portfolio expands to 34 granted US patents and over 40 pending US patent applications as of the end of the quarter.

“We are off to a solid start in 2022 led by strong execution of our commercial strategies,” said John T. Treace, CEO, Founder and Board Member of Treace. “We remain confident that the increased investments we are making in our bunion-focused direct sales channel, direct-to-consumer programs, and focused R&D initiatives continue to drive positive momentum in our business. With additional financial flexibility from our new loan arrangement, these commercial strategies and investments, complemented by our growing body of clinical evidence, position us well for sustained growth and market share gains.”

First Quarter 2022 Financial Results

Revenue for the first quarter of 2022 was $29.0 million, representing an increase of 55% compared to $18.7 million in the first quarter of 2021. The increase was driven by an increased number of Lapiplasty® procedure kits sold as a result of an expanded customer base and a slight increase in average selling prices.

Gross profit for the first quarter of 2022 was $23.5 million, compared to a gross profit of $15.4 million in the first quarter of 2021. Gross margin decreased to 81.0% in the first quarter of 2022, compared to 82.2% in the first quarter of 2021. The decline in gross margin was due to increase in royalty expense resulting from our increased sales and increase in depreciation expense from surgical instruments.

Total operating expenses were $31.6 million in the first quarter of 2022, including sales and marketing (S&M) expenses of $21.9 million, research and development (R&D) expenses of $3.0 million, and general and administrative (G&A) expenses of $6.7 million. This compared to total operating expenses of $16.8 million, including S&M expenses of $12.1 million, R&D expenses of $1.9 million, and G&A expenses of $2.8 million in the first quarter of 2021. Expenses in the first quarter of 2022 reflect increased investments in sales and marketing as well as other G&A investments supporting our growing business.

First quarter net loss attributable to common stockholders was ($9.0) million, or ($0.16) per share, compared to net loss of ($2.6) million, or ($0.07) per share, for the same period of 2021. Adjusted EBITDA was a loss of ($6.4) million in the first quarter, compared to a loss of ($0.9) million for the same period in 2021. See below for additional information and a reconciliation of non-GAAP financial information.

Cash and cash equivalents were $98.5 million as of March 31, 2022. On May 2, 2022, The Company announced a refinancing of its existing debt for new, five-year $150 million loan arrangement that includes up to a $120 million term loan and a $30 million revolving credit facility. Upon the closing of the new loan agreements, the Company drew $54 million and paid off its $30 million in long term debt outstanding at the end of the first quarter.

Financial Outlook

Treace is raising its full year 2022 revenue guidance to $128 million to $133 million, which represents approximately 36% to 41% growth over the Company’s 2021 revenue. This compares to the prior revenue guidance of $125 million to $130 million.

Webcast and Conference Call Details

Treace will host a conference call today, May 5, 2022, at 4:30 p.m. ET to discuss its first quarter 2022 financial results. The dial-in numbers are (888) 708-0264 for domestic callers or (720) 405-2122 for international callers, followed by Conference ID: 7287077. The live webcast of the conference call will be available on the Investor Relations section of the Company’s website at https://investors.treace.com/. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, this earnings release presents Adjusted EBITDA, which the Company defines as net loss before depreciation and amortization expense, stock-based compensation expense and interest income/expense. Adjusted EBITDA is presented in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management uses Adjusted EBITDA to evaluate the Company’s operating performance and trends, as well as for making planning decisions. The Company believes that Adjusted EBITDA helps to identify underlying trends in the Company’s business that may otherwise be masked by the effect of the expenses and other items that it excludes in Adjusted EBITDA. Accordingly, the Company believes Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company’s operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to a key financial metric used by the Company’s management in their financial and operational decision-making. The Company also presents Adjusted EBITDA because it believes investors, analysts and rating agencies consider it a useful metric in measuring the Company’s performance against other companies and its ability to meet its debt service obligations.

There are limitations related to the use of non-GAAP financial measures such as Adjusted EBITDA because they are not prepared in accordance with GAAP, may exclude significant expenses required by GAAP to be recognized in the Company’s financial statements, and may not be comparable to non-GAAP financial measures used by other companies. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non‐GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non‐GAAP results are presented below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements, including, but not limited to the Company’s belief that it is well positioned for sustained growth; the Company’s expectations regarding positive momentum and market share gains; and the Company’s expected revenue and revenue growth rates for full year 2022. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results or other events to differ materially from those contemplated in this press release can be found in the Risk Factors section of Treace’s public filings with the Securities and Exchange Commission (SEC), including in the final prospectus filed with the SEC on April 26, 2021 in connection with Treace’s initial public offering and its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 4, 2022. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of their date and, except to the extent required by law, the Company undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise. The Company’s results for the quarter ended March 31, 2022 are not necessarily indicative of our operating results for any future periods.

About Treace Medical Concepts

Treace Medical Concepts, Inc. is a medical technology company with the goal of advancing the standard of care for the surgical management of bunion deformities and related midfoot correction. Bunions are complex 3-dimensional deformities that originate from an unstable joint in the middle of the foot. Treace has pioneered and patented the Lapiplasty® 3D Bunion Correction™ system – a combination of instruments, implants, and surgical methods designed to correct all 3 planes of the bunion deformity and secure the unstable joint, addressing the root cause of the bunion and helping patients get back to their active lifestyles. Treace recently expanded its offering with the Adductoplasty™ Midfoot Correction System, designed for reproducible correction of the midfoot to provide further support to hallux valgus patients. For more information, please visit www.treace.com.

Contacts:

Treace Medical Concepts

Mark L. Hair

Chief Financial Officer

mhair@treace.net

(904) 373-5940

Investors:

Gilmartin Group

Lynn Lewis or Vivian Cervantes

IR@treace.net

Treace Medical Concepts, Inc.

Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$29,047	$18,707
Cost of goods sold	5,506	3,327
Gross profit	23,541	15,380
Operating expenses
Sales and marketing	21,923	12,148
Research and development	3,052	1,868
General and administrative	6,662	2,766
Total operating expenses	31,637	16,782
Loss from operations	(8,096)	(1,402)
Interest and other income, net	11	1
Interest expense	(951)	(1,031)
Other expense, net	(940)	(1,030)
Net loss and comprehensive loss	(9,036)	(2,432)
Convertible preferred stock cumulative and undeclared dividends	—	(158)
Net loss attributable to common stockholders	$(9,036)	$(2,590)
Net loss per share attributable to common stockholders, basic and diluted	$(0.16)	$(0.07)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	54,827,665	37,854,687

Treace Medical Concepts, Inc.

Balance Sheets

(in thousands, except share and per share amounts)

(unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$98,483	$105,833
Accounts receivable, net of allowance for doubtful accounts of $509 and $414 as of March 31, 2022 and December 31, 2021, respectively	15,995	18,568
Inventories	11,112	10,561
Prepaid expenses and other current assets	1,723	3,010
Total current assets	127,313	137,972
Property and equipment, net	3,996	2,849
Operating lease right-of-use assets	15,069	—
Other non-current assets	134	—
Total assets	$146,512	$140,821
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,448	$4,056
Accrued liabilities	3,552	4,518
Accrued commissions	3,882	5,181
Accrued compensation	4,060	4,455
Operating lease liabilities	435	—
Total current liabilities	15,377	18,210
Derivative liability on term loan	83	173
Long-term debt, net of discount of $590 and $635 as of March 31, 2022 and December 31, 2021, respectively	29,410	29,365
Operating lease liabilities, net of current portion	14,824	—
Total liabilities	59,694	47,748
Commitments and contingencies (Note 7)
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 0 shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 55,278,942 issued and outstanding as of March 31, 2022; 300,000,000 shares authorized; 54,181,082 issued and outstanding as of December 31, 2021	46	45
Additional paid-in capital	137,713	134,933
Accumulated deficit	(50,941)	(41,905)
Total stockholders’ equity	86,818	93,073
Total liabilities and stockholders’ equity	$146,512	$140,821

Treace Medical Concepts, Inc.

Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(9,036)	$(2,432)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	334	117
Provision (Recovery) for allowance for doubtful accounts	30	(77)
Share-based compensation expense	1,409	402
Non-cash lease expense	336	—
Amortization of debt issuance costs	45	43
Recovery of inventory obsolescence	(3)	(27)
Gain on fair value adjustment to derivative liability	(90)	—
Net changes in operating assets and liabilities:
Accounts Receivable	2,542	3,769
Inventory	(548)	478
Prepaid expenses and other assets	1,233	(379)
Other non-current assets	(134)	—
Operating lease liabilities	(133)	—
Accounts payable	(607)	(1,173)
Accrued liabilities	(2,619)	(1,167)
Net cash used in operating activities	(7,241)	(446)
Cash flows from investing activities
Purchases of property and equipment	(1,481)	(196)
Net cash used in investing activities	(1,481)	(196)
Cash flows from financing activities
Repayment of PPP Loan	—	(1,788)
Proceeds from exercise of employee stock options	1,372	569
Net cash provided by (used in) financing activities	1,372	(1,219)
Net decrease in cash and cash equivalents	(7,350)	(1,861)
Cash and cash equivalents at beginning of period	105,833	18,079
Cash and cash equivalents at end of period	$98,483	$16,218
Supplemental disclosure of cash flow information:
Cash paid for interest	$951	$1,945
Operating lease right-of-use assets obtained in exchange for new lease liabilities	$15,300	$—
Supplemental disclosure of noncash financing activities:
Unpaid offering costs included in accounts payable and accrued liabilities	$—	$1,118

Treace Medical Concepts, Inc.

Reconciliation of GAAP Net Income (Loss) to EBITDA & Adjusted EBITDA

	Three Months Ended
	March 31,
	2022	2021
Net loss	$(9,036)	$(2,432)
Adjustments:
Interest	940	1,030
Taxes	-	-
Depreciation & Amortization	334	117
EBITDA	$(7,762)	$(1,285)
Share-based compensation expense	1,409	402
Adjusted EBITDA	$(6,353)	$(883)